Exhibit 10.12

                           Pacific Rim Partners, Inc.

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made and entered into as of February 14th 2006 by and between Sunwin International Neutraceuticals, Inc., having a place of business at 6 Youpeng Road, Qufu, Shandong, China, 273100. (the "Company"), and Pacific Rim Partners, Inc. and Steven Silbert ("Pacific Rim"), having a place of business at 7580 Black Olive Way, Tamarac, FL. 33321.

A. Engagement of Services. The Company hereby retains (i) Pacific Rim, on an exclusive basis, as an independent agent of the Company's newly formed entity, Sunwin Stevia International Corporation, (the "Division"). Steven Silbert, shall assume the title of Vice President of the Division. Pacific Rim agrees that these services will be provided exclusively by its Vice President, Steven Silbert, on a "loan out" basis to the company for the life of the agreement.

B. Statement of Work. Steven Silbert on behalf of the Company; will perform the following services under Phase I "Marketing Plan".

1. Phase I - Marketing Plan: Steven Silbert will deliver in 20 business days from the date of this engagement between the parties a comprehensive marketing plan to the management of Sunwin. The plan will include but will not be limited to the following; a The creation of a branding campaign that would include recommendations on the name that would be utilized in the US, the design of the packaging, as well as the text that would be on the packaging. The importance is to create an image that stands out from other competitive products. b An analysis of the current competition which would include pricing recommendations, identifying multiple categories of potential purchasers of Sunwin Stevia in the United States. The names, background, and estimated time of entry into the market (meaning getting product on the shelf) for each named target purchaser. c A comprehensive viral marketing campaign. This will include the various sites that we would recommend having links directly to a US Sunwin site. Examples would be the National Diabetes Foundation, WEB MD, along with a host of others that have significant traffic from diabetics. d Publications that target health issues to the African American Market. This group's incident of diabetes is reaching epidemic proportions. e Identifying Health and Wellness sites and companies that are potential distributors of Stevia. f Determining and obtaining endorsements from highly visible and respected organizations in the nutritional and health care fields. g The development of an SEO (Search Engine Optimization) program, which would effectively enhance penetration to all the identified target markets. h An analysis of producing 3-5 minute infomercials that would air on CNBC's weekly program for diabetics. i Commence a study on the viability of running infomercials on targeted health programs marketing Sunwin Stevia directly to the public under a different name. j All work products provided to Sunwin Stevia International Corporation shall be the property of the Company.

2. Phase II - Marketing Plan.

a Provide Sunwin with a detailed budget on the various marketing recommendations outlined in the plan.

b Provide Sunwin with the list of companies that Pacific
Rim feels it can market directly to without the involvement of an outside distributor.

c Make recommendations and assist in the negotiations with proven distributors in the various markets the company elects to pursue.

d Work with potential clients on advertising strategies and budgets.

e Work with Sunwin management to insure that the roll-out program will enable Sunwin to deliver in a timely fashion.

f The Company agrees to bear all associated cost in the implementation of Phase II. No expenses shall be incurred without the prior written approval of the Company.

3. Phase III - Implementation.

a Conduct face to face presentations to potential purchasers, and continue through the point of entering purchasing agreements.

b Interact with all outside distributors.

c The creation and production of all advertising agreed upon, including but not limited to; print, television, viral marketing, and direct mail campaigns.

d Hire the necessary staff to support the distribution aspects of the companies operation, including but not limited to billing, freight forwarders, secretarial, customer support, and if required the warehousing of product.

e All costs are to be borne by Sunwin with their written prior approval.

C. Compensation.

1. In consideration of the services to be provided in Phase I, the Company will pay to Pacific Rim the sum of $25,000 (Twenty Five Thousand Dollars), $20,000 (Twenty thousand Dollars) of which is due upon the execution of this agreement and $5,000 (five thousand) is due upon receipt of the plan as outlined in Phase I.

2. In consideration of the services to be provided in Phase II, the Company will pay to Pacific Rim the sum of $25,000 (Twenty-Five Thousand Dollars), $15,000 (Fifteen thousand Dollars) of which is due upon the start of the phase II outlined in the agreement, and $10,000 (ten thousand) is due upon completion of Phase II.

3. In consideration of the services to be provided in Phase II, the company will grant to Pacific Rim and/or a designee options to purchase common shares of Sunwin International Neutraceuticals, Inc. The Company will grant 25,000 options per month for 3 consecutive months as long as the Company proceeds with the project as described herein. The Options will be exercisable at $.50 per share for one year.

D. Termination. The Company shall have the right to terminate the agreement after by providing written notice of said termination to Steven Silbert. Upon receipt of notice of termination, Silbert shall immediately resign as the Company's Vice President.. Should the Company terminate the relationship at the end of Phase I or II and through the effort of Silbert derive income from accounts that purchase product from the Company, the Company agrees to pay Silbert a sum equal to 2% of the gross sales from said accounts for a period of 5 years.

E. Place of Work. It is understood that Steven Silbert services will be rendered at offices provided to him by the company no less than three days per week during Phase I and Phase II of this agreement, and out of the offices of Pacific Rim Partners during the rest of the week.

F. Time Devoted to Work. In the performance of the services covered by this Agreement, the services and the hours of Silbert's work will be entirely within Steven Silbert's control, and the Company will rely on Silbert to put in such number of hours reasonably necessary to fulfill the spirit and the purpose of this Agreement.

G. Services for Others. PACIFIC RIM PARTNERS, Inc. and/or Silbert may, during or subsequent to the Term, perform services for any other person or firm without the Company's prior approval during Phase I and Phase II of this agreement.

H. Indemnification. Pacific Rim and/or SIlbert shall not be liable to the Company or to any officer, director, employee, stockholders, or creditor of the Company, for any act or omission in the course of or in connection with the provision of advice or assistance hereunder. Company shall not be liable to Pacific Rim or Silbert for any act or omission in the course of or in connection with the provision of advice or assistance hereunder.
I. Termination. Either party may terminate this Agreement upon the giving of thirty (30) days' prior written notice, but no such termination shall affect the non refundable retainer pursuant to Paragraphs 3 hereof.

J. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

K. Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party may otherwise have at law or in equity.

L. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

M. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

N. Disclaimer. Consultant acknowledges that he has relied upon the information provided by Company. Consultant has in entering into this Agreement, relied on the warranties or representations made by Company, its officers, directors, agents, legal counsel or accountants concerning Company and/or its stock as to matters past, present or future.

O. Governing Law. The laws of the State of Florida shall govern this Agreement. Any controversy or claim arising out of, or relating to, this Agreement, to the making, performance, or interpretation of it, shall be settled by arbitration in Fort Lauderdale, Florida unless otherwise mutually agreed upon by the parties, under the commercial arbitration rules of the American Arbitration Association then existing, and any judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. The Governing Law provisions shall survive any termination of this Agreement.

P. Integration. This Agreement contains the entire Agreement among the parties and supersedes all prior oral and written agreements, understandings, and representations among the parties. No amendments to this Agreement shall be binding unless executed in writing by all the parties.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.


SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.           PACIFIC RIM PARTNERS, INC.


------------------------------------                ---------------------------
(sign)                                                          (sign)


------------                                        --------------------------
Date                                                             Date

Laiwang Zhang                                              Judith Silbert
-------------                                         -------------------------
(print name)                                                (print name)

 President                                                    President
 ---------                                             -------------------------
 (title)                                                     (title)


                                                            Steven Silbert
                                                       -------------------------
                                                                (sign)

                                                       Date___________

                                                        Steven Silbert
                                                       ---------------
                                                            (print name)